Exhibit 99.1

News Release

Contact:
Investors:	Richard Baytosh 336.733.0732 | investors@truist.com
Media:	Thomas Crosson 470.218.9178 | media@truist.com
Truist Announces Redemption of Series K Depositary Shares

CHARLOTTE, N.C., (FEBRUARY 10, 2020) — Truist Financial Corporation (the “Company”) today announced that it has submitted a redemption notice to U.S. Bank, National Association (the “Depositary”) for the full redemption of all 5,000 issued and outstanding shares of the Company’s Perpetual Preferred Stock, Series K (the “Preferred Stock”) and all 500,000 issued and outstanding shares of the related depositary shares, each representing a 1/100th interest in a share of the Preferred Stock (the “Series K Depositary Shares”), on the redemption date of March 16, 2020 (the “Redemption Date”).

The Company will redeem the Preferred Stock at a cash redemption price equal to $100,000 per share plus any accrued and unpaid dividends to the Redemption Date (the “Preferred Stock Redemption Price”). The Series K Depositary Shares (CUSIP: 89832QAA7) will be redeemed for cash at a redemption price representing 1/100th of the Preferred Stock Redemption Price, or $1,000 per depositary share plus any accrued and unpaid dividends to the Redemption Date. Regular dividends on the outstanding shares of the Preferred Stock and the Series K Depositary Shares will be paid separately to holders of record as of February 14, 2020, in the customary manner.

Unless the Company defaults in the payment of the Preferred Stock Redemption Price to the Depositary, the Preferred Stock and the Series K Depositary Shares will no longer be outstanding after the Redemption Date and all rights of the holders of the Preferred Stock and the Series K Depositary Shares shall cease and terminate. In addition, regular quarterly dividends for each of the Preferred Stock and Series K Depositary Shares will also be paid on March 16, 2020.

About Truist
Truist Financial Corporation (NYSE: TFC) is a purpose-driven financial services company committed to inspire and build better lives and communities. With 275 years of combined BB&T and SunTrust history, Truist serves approximately 10 million households with leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $473 billion as of December 31, 2019. Truist Bank, Member FDIC. Learn more at Truist.com.

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